Exhibit (p) (3)

Code of Ethics

Pictet Asset Management
Pictet Investment Company Limited

June 2011

Table of Contents

1	Overview			1

	1.1	Introduction		1

	1.2	Persons covered by the Code		1

	1.3	General Principles		2

		1.3.1	Obeying Laws and Regulations	2

		1.3.2	Anticompetitive Activities	3

		1.3.3	Illegal Use of Pictet’s Funds and False Records	3

	1.4	Chief Compliance Officer (“CCO”)		3

	1.5	Code Interpretation and Enforcement		4

		1.5.1	Dispensation	4

	1.6	Reporting Code Violations		4

	1.7	Sanctions for breaches of the Code		4

	1.8	Certification of Compliance		5

2	Personal Account dealing rules (“PA Dealing Rules”)			6

	2.1	Legal Requirements		6

	2.2	Definitions		6

	2.3	Restrictions on Activities		7

		2.3.1	Blackout Periods	7

		2.3.2	Interested Transactions	7

		2.3.3	Initial Public Offerings (IPO ) and Private Placements	7

		2.3.4	Limit Orders	8

		2.3.5	Exclusions from the requirements of this section 2.3	8

	2.4	Minimum Holding Periods		8

	2.5	Pre-Clearance of Personal Transactions		9

	2.6	Reporting of Transactions and Disclosure of Holdings		9

		2.6.1	Quarterly Transaction Reports	9

		2.6.2	Disclosure of Personal Holdings	10

		2.6.3	Confidentiality	10

		2.6.4	Important Notes	10

	2.7	Record Keeping Requirements		11

	2.8	Waiving the requirements of the Pictet Personal Account Dealing Rules		11

	2.9	Maximum number of transactions per month (Pictet Directive 8)		11

	2.10	Personal Account Trading Rule Applicability Table)		12

3	Gifts and entertainment			13

	3.1	Introduction		13

	3.2	Reporting Requirements		13

		3.2.1	Acceptable Gifts at all times	13

		3.2.2	Gifts < CHF300 / £200	14

Table of Contents

		3.2.3	Gifts > CHF300 / £200	14

	3.3	Prohibited Behaviour		14

	3.4	Provision of Gifts or Entertainment to certain US clients		14

	3.5	Other Considerations		14

		3.5.1	Travel to Entertainment Events	14

		3.5.2	Leave for Entertainment	15

		3.5.3	Christmas Charity Raffle	15

	3.6	Record Keeping		15

	3.7	Failure to report gifts		15

	3.8	US Pay to Play Rule		15

4	Dealing with personal conflicts of interest			16

	4.1	Introduction		16

	4.2	Self-Dealing		16

	4.3	Outside Business Activities		16

	4.4	Accepting Honoraria		17

	4.5	Accepting Fiduciary Appointments		17

	4.6	Participating in Civic Affairs		17

	4.7	Serving as an External Director or Officer of a Public Company		17

	4.8	Participating in Political Activities		17

	4.9	Giving Advice to Clients		18

5	Respecting Pictet confidential information			19

	5.1	In General		19

	5.2	News Media Communications		19

	5.3	Information obtained from Business		19

	5.4	Pictet Financial Information		19

	5.5	Pictet Examination Information		19

	5.6	Pictet Proprietary Information		20

	5.7	Electronic and Voice Communication Systems		20

	5.8	Information Security Systems		20

	5.9	Computer Software		20

	5.10	Inside Information		20

	5.11	“Chinese Wall” Policy		21

	5.12	Social Media		21

6	E-mail Retention			22

7	Compliance and Code of Ethics contact sheet			23

8	Appendix A - Definition of Beneficial Ownership			24

9	Appendix B - Pictet Directive 8 – Operations for Own Account			25

1	Overview

1.1	Introduction

Today’s financial services marketplace is filled with a host of new challenges, changes and opportunities. Amidst these, there is one guiding principle, which will always remain constant: the mandate for integrity.

Only by conducting ourselves and our business in accordance with the highest standards of legal, ethical and moral integrity can we achieve our vision of excellence and our goals for the future.

This Code does not cover every issue that may arise in the course of PAM’s and PIC’s business activities, but it sets out both the basic principles and the practical steps which must be taken by Pictet Asset Management (“PAM”) and Pictet Investment Company (“PIC”) and their employees to ensure their conduct is at all times consistent with the highest standards of honesty and fair dealing required under relevant securities laws and expected by our clients. The Code has been established in accordance with SEC Rule 204A-1 of the Investment Advisers Act 1940, and also complies with the rules of the Financial Services Authority, and the Swiss Financial Market Supervisory Authority (“FINMA”), together with the internal provisions imposed by Pictet & Cie.

The Executive Boards of PAM and the Directors of PIC are responsible for ensuring that there are adequate systems and controls in place to manage the conflicts arising from the behaviour of staff. Therefore, this Code of Ethics has been approved by and has the support of the PAM Executive Board and PIC directors.

1.2	Persons covered by the Code

SEC rules require that SEC registered Investment Advisers define who must comply with the Code. Put simply, the Code must apply to any person who has access to non-public information regarding clients’ purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are non-public. The SEC expects the definition of these “Access Persons” to be widely drawn for investment management firms. Therefore, all members of staff of PAM Ltd and PAM SA are deemed to be Access Persons and therefore must comply with all the provisions of the Code. In addition, members of staff of PIC are required to follow this Code to ensure a common approach to all staff working for PAM and Pictet London.

All employees of affiliates who have access to trades or valuations of clients of PAM are also required to comply with this Code.

For the avoidance of doubt, as at the date of this Code, persons covered by this code include:

PAM Ltd	-	All staff
PAM SA	-	All staff
PIC Ltd	-	All staff
BPCAL	-	All PAM business line staff employed by BPCAL in Singapore

together with members of PAM-D in the following offices responsible for institutional marketing:

Dubai		France
Hong Kong		Italy
Taiwan		Spain
Canada	Germany

and any other member of the PAM-D business line who has access to PAMFolio

In the case of any dispute over the applicability of this Code, the decision of the Head of Compliance shall be final.

This Code does not apply to PAMJ, which has its own internal rules.

Each person is responsible for maintaining the highest ethical standards when conducting business. This includes the following:

1.	Always placing the interests of our clients first;

2.	Ensuring that all personal securities transactions are conducted in compliance with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility;

3.	Ensuring that the identity of security holdings and financial circumstances of clients remains confidential;

4.	Ensuring the independence in the decision making process of Pictet, including any entity of the Pictet Group; and

5.	Not using your position within Pictet inappropriately or taking part in any fraudulent or manipulative practice.

1.3	General Principles

The general principles discussed in this section govern all conduct whether or not the conduct also is covered by the specific standards and procedures set forth below.

1.3.1	Obeying Laws and Regulations

Numerous laws, rules and regulations of the UK, Switzerland, the USA and other countries apply to the business activities of PAM and PIC, and it is of course essential that PAM and PIC fully complies with these regulations.

As an employee, you are expected to conduct all business dealings in compliance with applicable laws and regulations. Breaching any of them could subject you and/or PAM / PIC to criminal, regulatory and civil penalties. If you have questions about any of these laws or regulations or how they apply to particular situations, ask your departmental head or consult the Compliance department.

Examples of activities prohibited by the Criminal laws are:

•	Accepting or soliciting anything of value with the intention of being influenced or rewarded in connection with Pictet’s business or in return for confidential information;

•	Stealing, embezzling or misapplying Pictet’s funds or assets;

•	Using Pictet’s funds or assets to finance political campaigns;

•	Misusing legal records and documents and client lists;

•	Obtaining a computer to gain unauthorised access to a client’s records;

•	Knowing that a criminal offence has been committed and helping the criminal avoid capture or punishment;

•	Making false reports to government and/or regulatory officials;

•	Using software in knowing breach of a licensing agreement; or

•	Money Laundering and Terrorist Financing.

1.3.2	Anticompetitive Activities

The Sherman Antitrust Act in the United States prohibits any combination, conspiracy or agreement among competitors to restrict or prevent competition. A specific breach of this Act could be a formal or informal agreement between you and a competitor of Pictet to fix prices, allocate markets, allocate clients or refuse to deal with particular suppliers or clients.

If you are in contact with Pictet’s competitors, you must avoid any agreements with them (or even circumstances that might give the appearance of such agreements) relating to how Pictet conducts its business. You should be especially careful at social or professional gatherings and at trade association meetings where discussions or exchanges of information relating to competitive matters could occur.

1.3.3	Illegal Use of Pictet’s Funds and False Records

The purpose of any transaction that relates to Pictet’s funds or assets must be revealed and recorded at the time of the transaction. As an employee, you may not participate in any of the activities listed below:

•	Establish or maintain secret or unrecorded funds for the purposes of facilitating illegal payments.

•	Engage in any transaction knowing that part or all of a payment is to be used for unlawful or improper purposes.

•	Record or participate in recording incorrect, fictitious or misleading entries in Pictet’s books or records.

•

Use Pictet’s funds or assets for political contributions in connection with political elections. Some US States have laws restricting the use of corporate funds or assets in connection with state elections. “Corporate assets” include your time during regular working hours, Pictet’s equipment and supplies, office space, clerical help and advertising facilities.

•	Make any payment for an expressed purpose on Pictet’s behalf to any individual who you know intends to use the money for a different purpose.

•

Make payments of cash or other items of value to political candidates, government officials, other businesses or individuals that are designed to influence the judgement or actions of the recipients in connection with any Pictet’s activity.

Questions concerning the permissibility of any of the above kinds of payments, which may raise issues under foreign as well as UK or Swiss laws, should be directed to the Chief Compliance Officer.

1.4	Chief Compliance Officer (“CCO”)

The Chief Compliance Officer of both PAM and PIC is David Cawthrow, who is based in London and is responsible for the following:

•	Establishing and interpreting the requirements of the Code of Ethics;

•	Determining whether violations of the Code of Ethics have occurred;

•	Reviewing the contents of the Code of Ethics on at least an annual basis;

•	Determining, in conjunction with HR and the ExBo’s of PAM, and the Board of Directors of PIC the nature of any sanctions that may be imposed against employees for violations of the Code; and

•	Reporting at least annually on compliance with the Code to the ExBo’s of PAM and the PIC Board of Directors.

1.5	Code Interpretation and Enforcement

The CCO shall interpret, monitor compliance with and enforce the Code. All violations of this Code will be reported by the CCO to the ExBo’s of PAM and the Board of PIC who, in conjunction with HR, may impose such sanctions as it deems appropriate.

Material violations of this code may also, where appropriate, be reported to any client with respect to whose securities the violation has occurred or who may be deemed to have been disadvantaged by the violation.

From time to time the CCO will issue interpretations to facilitate compliance with the Code. These shall be appended to the Code and shall be considered part of it. A violation of any clarification shall be deemed a violation of the Code itself.

1.5.1	Dispensation

Application can be made to the CCO on a case-by-case basis for dispensation from certain provisions of the Code. Dispensations are granted only in exceptional circumstances, where it can be established that:

•	No conflict of interest arises and no Client would be disadvantaged or potentially disadvantaged as a result of the dispensation;

•

An employee, by virtue of his / her position and knowledge, does not have an unfair advantage (for example, of information on client recommendations or transactions in a particular security or an equivalent security);

•	The position of the employee himself / herself (e.g. dispensation may be granted on a hardship basis);

•	The general position of PAM and PIC in respect of its fiduciary duties and its disclosure obligations is not in any way harmed or compromised.

Every dispensation will be documented as it occurs. A breach of a dispensation constitutes a breach of this Code.

1.6	Reporting Code Violations

All persons must report code violations as soon as they occur. If you are aware of any violation of this Code, you must report it immediately. You can report confidentially to the CCO on ext 5040 or directly to your manager or department head.

Compliance will retain records of breaches of this Code for at least 5 years.

1.7	Sanctions for breaches of the Code

Upon discovering that an employee has not complied with the requirements of this Code, the CCO or the management of PAM / PIC may, at their absolute discretion, impose appropriate remedial action. Employees may be required to cancel trades, disgorge profits or sell positions at a loss, and may face internal reprimands, fines, or termination of employment.

In relation to the Rules on Personal Account Dealing, the typical sanctions operate on a sliding scale and are set out below:

TYPICAL SANCTIONS

Flagrant breach of the Rules	Warning or dismissal depending on the circumstances, together with a reversal of the trade (no profits to members of staff)

Failure to comply with the Rules due to negligence	Ban on personal trading for an agreed period together with a reversal of the trade (no profits to members of staff)

Innocent or passive breach	Possible reversal of the trade (no profits to members of staff) at the discretion of the CCO

For employees that have Balanced Scorecards, there are a set of penalties that may be incurred where the member of staff has breached either the requirements of the Code of Ethics, or has failed to complete required compliance returns or compliance training on a timely basis. These penalties are in addition to the sanctions referred to above, and will be 1% per failure, subject to an overall maximum penalty of 10%. The failures includes :

•	Failure to seek approval for a PA trade.

•

Trades that breach one of the blackout rules (e.g. trading after expiry of approval, or whilst a client order is outstanding). Inadvertent breaches will not be penalised e.g. order placed with broker within timescale, but broker delays execution.

•

Failure to submit required Compliance returns on time. However, at least one month will be allowed for each return, and at least two reminders will be sent out for each return in advance of the due date. The returns required include:

1.	Quarterly transaction reports

2.	Annual holdings disclosures

3.	Acknowledgement of new Code of Ethics or any other acknowledgement requested by Compliance

4.	Acknowledgement of new Compliance manual

5.	Directors disclosures

6.	Fitness and propriety returns

7.	Due Diligence questionnaire

8.	Any other forms or returns required by Compliance.

•	Completion of Compliance training, subject to being given at least one month to complete training and being given at least two reminders in advance of the due date.

For all staff who are not subject to Balanced Scorecards, any failures to submit required returns on time will be considered by senior management when determining bonus payments.

1.8	Certification of Compliance

The Compliance Department will provide all employees with a copy of the Code of Ethics, and any amendments thereto. All employees are required to certify whenever the Code changes, that they have read and understood the Code and recognise that they are subject to the Code. Furthermore, all employees are required to certify annually that they have complied with all the requirements of the Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

In order to comply with the SEC recordkeeping requirements, Compliance will maintain copies of all applicable versions of the Code of Ethics in force during the past 5 years.

2	Personal Account dealing rules (“PA Dealing Rules”)

Dealing in securities which are owned, or which may at some stage be purchased, for those accounts that are under a manager’s control or influence will always create the potential for a conflict of interest.

Employees should understand that their first duty is to the client, and therefore they should avoid activities that could create conflicts of interest or even the appearance of conflicts of interest with PAM / PIC or its clients.

In addition to complying with the PA Dealing Rules as set out in this Code, all employees must also comply with Pictet Directive 8 (as set out in Appendix B). Where there are any conflicts between this Code and Pictet Directive 8, compliance with this Code shall take precedence.

The requirements of section 2 of this Code apply to the transactions and holdings of all employees and their connected persons as defined in Appendix A.

2.1	Legal Requirements

The FSA and FINMA Rules require all firms to implement adequate systems and controls to manage and monitor the conflicts arising from personal account trading.

The US Investment Advisers Act is more specific, and makes it unlawful for any employee, in connection with the purchase or sale of a security “held or to be acquired” by a Client:

1.	To employ any device, scheme or artifice to defraud PAM / PIC’s clients;

2.	To mislead PAM / PIC’s clients;

3.	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon PAM / PIC’s clients; or

4.	To engage in any manipulative practice with respect to PAM / PIC’s clients.

The Code requires you to comply with any applicable federal securities laws and rules of other regulatory bodies which apply to you from time to time.

2.2	Definitions

“Covered securities” means any security (either listed or unlisted) as defined by the SEC, FINMA and FSA. The term Covered Security is very broad and includes the list below. However this list is not exhaustive. If you have any doubt whether a transaction comes under the PA Dealing Rules, you must seek advice from the Compliance Department.

•	Equities in companies, including Investment Trusts;

•	Warrants, options, and futures on individual securities;

•	All kinds of limited partnerships;

•	Private investment funds, hedge funds, and investment clubs;

•	Bonds, convertible bonds, loan stocks, debentures and other debt instruments;

•	Swaps, Contracts for Difference and financial market bets (e.g. City Index), where the underlying or reference investment is a Covered Security;

•	All Pictet Mutual Funds, excluding the Cash, Money Market, Sovereign Money Market and Liquidity Funds; and

•	Any related security, that is a security related to or otherwise derived from a Covered security

The following are excluded from all the requirements of this chapter:

•	Transactions and holdings in direct obligations of the Government of the United States or any other OECD member state, together with options and futures thereon;

•	Bankers Acceptances;

•	Bank Certificates of Deposit;

•	Commercial Paper and high quality short term debt instruments including repurchase agreements;

•	Non-Pictet mutual funds;

•	Pictet Cash, Money Market, Sovereign Money Market and Liquidity Funds;

•	Cash, foreign exchange, all forward foreign exchange instruments and FX options.

•	Any interest in precious metals or commodities

2.3	Restrictions on Activities

2.3.1	Blackout Periods

No employee or their connected person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership (as defined in Appendix A) on a day during which any Client has a pending “buy” or “sell” order in that same security until that order is executed or withdrawn. No employee or their connected person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership (as defined in Appendix A) within seven calendar days before or one day after any Client trades in that security.

2.3.2	Interested Transactions

No employee or their connected persons shall initiate any securities transactions for a Client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

•	Any direct or indirect beneficial ownership (as defined in Appendix A to this Code) of any securities of such issuer;

•	Any contemplated transaction by such person in such securities;

•	Any position with such issuer or its affiliates; and

•	Any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

2.3.3	Initial Public Offerings (IPO ) and Private Placements

In accordance with Pictet Directive 8 employees and their connected persons shall not acquire directly or indirectly, beneficial ownership in any securities in an IPO for their personal account.

In very limited cases, Employees and their Connected Persons may apply to the Compliance Department for a waiver of this requirement.

2.3.4	Limit Orders

Limit orders are permitted in the following circumstances:

•

For securities with market caps in excess of USD10 billion or securities listed on the main index of countries in the MSCI World Index, limit orders may be placed up to £50,000 / CHF75,000. Pre-clearance for such limit orders from Compliance must be obtained in the normal manner, and are only valid for one month, after which approval must be re-sought. NB when seeking pre-clearance for limit orders the price limit must be disclosed. If price limits are changed, approval should be sought again.

•	For other limit orders, Compliance approval is only valid until the end of the next business day. After this time, Compliance approval must be obtained again.

2.3.5	Exclusions from the requirements of this section 2.3

The restrictions and prohibitions in this section (2.3) shall not apply to:

i)	Purchases or sales in any account over which the employee or their connected persons has no direct or indirect influence or control; (See definition in Appendix A);

ii)	Purchases or sales that are non-discretionary on the part of the employee or their connected persons;

iii)	Purchases that are part of an automatic dividend / coupon reinvestment plan;

iv)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired;

v)	Index Futures and Index Options, subject to prior Compliance approval;

vi)	Exchange Traded Funds (“ETFs”) based on indices subject to prior Compliance approval;

vii)	Purchases or sales of Pictet mutual funds, subject to prior compliance approval except for Pictet Cash, Money Market, Sovereign Money Market and Liquidity Funds, where no compliance approval is required.

viii)	Subject to the advance approval of the compliance department, purchases or sales which are only remotely potentially harmful to a client, because such purchases or sales would be very unlikely to affect an institutional market, or because such transactions are clearly not related economically to the securities held, purchased or sold by the client. E.g. securities with market caps in excess of USD10 billion or those securities listed on the main index of countries in the MSCI World Index. However, this exemption shall only apply for transactions under the value of £50,000 or CHF75,000, executed over the course of any 7 day period.

However, all other requirements of Chapter 2 refers to these trades, except as stated in 2.4 below, apply.

2.4	Minimum Holding Period

No employee or their connected persons shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Covered Security of which they have beneficial ownership within 30 calendar days. Any prohibited profit so realised shall be paid over to a charity of the employee’s choosing.

This minimum holding period requirement also applies to derivative and spread-betting transactions, where the underlying investment is a Covered Security as defined in section 2.2. However, the 30 day holding period does not apply to holdings of Index / Interest Rates Futures and Options, or Exchange Traded Funds, based on indices.

The purpose of this requirement is to address the real and perceived threat of front-running or other fraudulent and abusive practices involved in short-term trading, including market timing. The SEC approves of advisers mandating disgorgement of any profits if an employee affects a short-term trade.

In exceptional circumstances, such as personal hardship, then an exemption may be obtained in writing from the Chief Compliance Officer.

The requirements of this section do not apply to the exclusions stated in items (i), (ii), (iii), (v) and (vi) of Section 2.3.5.

2.5	Pre-Clearance of Personal Transactions

An employee or their connected person may directly or indirectly, acquire or dispose of beneficial ownership of a covered security, as defined, only if:

i)	Such purchase or sale has been approved in advance by the Compliance Department; and

ii)	The approved transaction is completed by the close of the following business day after approval is received; (subject to section 2.3.4 on limit orders on large cap securities) and

iii)	Compliance has not rescinded such approval prior to execution of the transaction.

Note:	if a transaction has not been completed by the end of the next business day after approval has been given, then approval to trade must be sought again. Failure to do so will constitute a breach of these rules, and the sanctions as set out in Section 1.7 of this Code may be applied

Compliance monitors all personal transactions in order to ascertain any pattern of conduct that may indicate conflicts or potential conflicts with the principles and objectives of this Code. It includes analyzing patterns of front running, parallel running or “too close” to client order trading, especially if the client has not finished accumulating a large position over many days. Such behaviour may not be tolerated as it may contravene the provisions of this Code, as well as the FSA, SEC and FINMA rules, and may reveal trading behaviour detrimental to PAM / PIC client order flow.

Advance trade clearance in no way waives or absolves any employee or their connected persons of the obligation to abide by the provisions, principles and objectives of this Code.

The requirements of this Section do not apply to the exclusions stated in items (i), (ii), (iii) and (iv) of Section 2.3.5.

2.6	Reporting of Transactions and Disclosure of Holdings

2.6.1	Quarterly Transaction Reports

Every employee must submit, no later than 30 calendar days after the end of each calendar quarter, a report containing the following information about each transaction in a Covered Security undertaken during the preceding quarter. The report must contain information concerning any direct or indirect beneficial ownership (as defined in Appendix A to this Code) of a “Covered Security” as defined in 2.2.1.

a)	The date of the transaction, the title and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

b)	The nature of the transaction (i.e. purchase, sale or other acquisition or disposition);

c)	The price at which the transaction was effected;

d)	The name of the broker, dealer or bank with or through whom the transaction was effected;

e)	The date the report is submitted by the employee; and

f)	The name of the account, and account number if a Pictet account.

An employee shall not be required to make a report with respect to any transaction effected for any account over which such person does not have any direct or indirect influence or control or which would duplicate information.

An employee will be deemed to have complied with the transaction reporting requirements by arranging for duplicate brokerage statements to be sent to the Compliance Department. These statements must contain all transactions required to be reported and include all required information.

Any employee who has no personal securities transactions to report during the quarter will be required to confirm this by completion of a nil return.

2.6.2	Disclosure of Personal Holdings

2.6.2.1	Initial Holdings Report

Each employee and their connected persons shall supply the Compliance Department with an initial holdings report within 10 days of becoming an employee, containing the following information:

i)	The name of security, type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the employee and their connected persons has any direct or indirect beneficial ownership, as defined in Appendix A;

ii)	The name of any broker, dealer or bank, with which the employee maintains an account in which any securities are held for the employee’s direct or indirect benefit;

iii)	The date the employee submits the report; and

iv)	The name of the account, and account number if a Pictet account.

The information submitted must be current as of a date no more than 45 days before the person commenced employment with PAM or PIC.

2.6.2.2	Annual Holdings Reports

Each employee shall as at June 30th each year file an annual holdings report containing the same information required in the above initial holdings report. This report must be submitted within 45 days, i.e. by August 14th each year.

2.6.3	Confidentiality

All information obtained from any employee and their connected persons hereunder shall be kept in confidence. However, records of holdings and / or transactions may be subject to review by PAM’s auditors or other professional advisers, and may be made available to the SEC, the FSA and FINMA or any other regulatory or self-regulatory organisation, and may otherwise be disclosed to the extent required by law or regulation.

2.6.4	Important Notes

Failure to submit a transaction report or personal holdings disclosure within the timescales stated above will constitute a breach of the Code and will be recorded in the PAM / PIC breach register. A number of clients require disclosure of such breaches, and therefore all employees should take every precaution not to breach this Code.

Furthermore, failure to comply with these reporting requirements will be taken into consideration when determining staff bonuses.

2.7	Record Keeping Requirements

In accordance with SEC recordkeeping requirements, the following documentation will be retained by the Compliance Department for at least 5 years:

i)	All transaction and holding reports.

ii)	Details of all dealing requests, including rejected requests with a rationale for rejection.

iii)	Details of all IPOs that Compliance, in very limited cases, permits employees or their connected persons to participate in together with an explanation as to why there is no conflict of interest arising.

iv)	All breaches of the PA Dealing Rules.

2.8	Waiving the requirements of the Pictet Personal Account Dealing Rules

In certain circumstances the requirements of these rules may be waived or amended at the complete discretion of the Chief Compliance Officer or his nominated deputy, where there is no impact or potential impact to clients, and there are no additional conflicts caused by the trade. For example:

i)	Seeking approval to trade shares held via the employee share scheme of a previous employer, where there are limited opportunities to trade (due to rules of employers scheme, and timing of the execution of the trade is determined by scheme administrators); or

ii)	Cases of personal hardship.

In each case, approval must still be sought from Compliance for each instance, and Compliance will judge each individual request on its merits at the time of the request. The approval of a previous trade, or a similar trade for another staff member does not constitute a precedent.

2.9	Maximum number of transactions per month (Pictet Directive 8)

The maximum number of trades to open a position (usually a purchase) allowed in a calendar month is 15. This maximum number of 15 is valid for all instruments including those which do not require pre-clearance from Compliance such as Forex or commodities. However, the following transactions do not fall under this limit of 15:

•	Purchases or sales in any account over which the employee or their connected persons has no direct or indirect influence or control; (See definition in Appendix A);

•	Purchases or sales that are non-discretionary on the part of the employee or their connected persons;

•	Purchases that are part of an automatic dividend / coupon reinvestment plan;

•

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired;

2.10	Personal Account trading rule applicability table

Instrument	Pre-clearance required	No trading within 7 days before or one day after a client trades	Length of validity of Compliance pre- clearance	Minimum Holding period	Quarterly transaction reports	Annual holdings disclosure

Equities – non large cap	✓	✓	Next business day	30 days	✓	✓

Equities - large cap trades < £50k / CHF75k	✓	N/A	Next business day	30 days	✓	✓

Equities - large cap trades > £50k / CHF75k	✓	✓	Next business day	30 days	✓	✓

Limit orders – large cap trades < £50k / CHF75k	✓	N/A	1 month	30 days	✓	✓

Limit orders – all except large cap < £50k / CHF75k	✓	✓	Next business day	30 days	✓	✓

All other limit orders	✓	✓	Next business day	30 days	✓	✓

Warrants, Options & Futures on covered securities	✓	✓	Next business day	30 days	✓	✓

Hedge Funds, private investment funds and clubs	✓	✓	Next business day	30 days	✓	✓

Bonds, convertibles, debentures etc	✓	✓	Next business day	30 days	✓	✓

Spread-betting referenced on covered securities	✓	✓	Next business day	30 days	✓	✓

Pictet mutual funds	✓	N/A	Next business day	30 days	✓	✓

OECD Government Debt plus related derivatives	N/A	N/A	N/A	N/A	N/A	N/A

Bankers Acceptances and Certificates of Deposit	N/A	N/A	N/A	N/A	N/A	N/A

Commercial Paper, and high quality short term debt	N/A	N/A	N/A	N/A	N/A	N/A

Non-Pictet mutual funds	N/A	N/A	N/A	N/A	N/A	N/A

Cash, FX, FFX, commodities instruments and FX and commodities options	N/A	N/A	N/A	N/A	N/A	N/A

Pictet Cash, Money Market, Sovereign Money Market and Liquidity Funds	N/A	N/A	N/A	N/A	N/A	N/A

Index / Interest Rate Futures and Options	✓	N/A	Next business day	N/A	✓	✓

Exchange Traded Funds based on indices	✓	N/A	Next business day	N/A	✓	✓

Precious metals and Commodities	N/A	N/A	N/A	N/A	N/A	N/A

Non-discretionary trades	N/A	N/A	N/A	N/A	✓	✓

Trades made under a dividend reinvestment plan	N/A	N/A	N/A	N/A	✓	✓

Purchases under a rights issue	N/A	N/A	N/A	30 days	✓	✓

Note:	Pictet Directive 8 limits the maximum number of positions opened per account to 15 per calendar month.

3	Gifts and entertainment

3.1	Introduction

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. For the protection of all staff and PAM / PIC even the appearance of a possible conflict of interest must be avoided. Therefore, PAM / PIC has adopted the policies set out below to guide all staff in this area. These apply equally to the offering of gifts as to the receipt of gifts.

The general principles are:

•

Staff should not accept or provide any gifts or favours that might influence the decisions you or the recipient might make in business transactions involving PAM / PIC or that others might reasonably believe would influence those decisions;

•

Modest gifts and favours, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices is also permissible;

•

Staff must not offer or accept gifts or other items of value (including entertainment) unless it is clearly reasonable to do so in the circumstances and provided their frequency and value are not of an excessive or lavish nature;

•	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

3.2	Reporting Requirements

3.2.1	Acceptable Gifts at all times

Certain gifts and entertainment do not create the risk of corruption or breach of trust to PAM / PIC and are permissible. Therefore you may accept the following without the approval of Compliance:

•

Gifts, gratuities, amenities or favours based on obvious family or personal relationships (e.g. between a member of staff’s parents, children or spouse) where the circumstances make it clear that those relationships (rather than PAM / PIC’s business) are the motivating factor;

•

Meals and refreshments of reasonable value in the course of a meeting or other occasion held for business discussions, provided that the expenses would have been paid by PAM / PIC as a reasonable business expense;

•	Advertising or promotional material, such as pens, pencils, note pads, key chains, calendars and similar items;

•	Civic, charitable, educational or religious organisation awards for recognition of service and accomplishment.

•	Small gifts with a value up to CHF10 / £6

All other gifts must be approved by Compliance and / or Business Unit Heads as set in sections 3.2.2 and 3.2.3.

3.2.2	Gifts < CHF300 / £200

Staff who accept/give, directly or indirectly, anything of value (in excess of the value of small gifts – i.e. more than CHF10 / £6) from any person or entity that does business with or on behalf of PAM / PIC including gifts, entertainment and gratuities must:

•	Notify Compliance via the Lotus Notes gifts database;

•	Obtain approval from Compliance before accepting/giving such a gift;

Compliance will approve or deny requests based upon the reasonableness of the circumstances and whether the circumstances pose a threat to PAM / PIC’s integrity. This will include the frequency of gifts and entertainment received/given from/to the same source.

Compliance will maintain records of all requests and responses and monitor the Gifts register.

3.2.3	Gifts > CHF300 / £200

Receipt of gifts and entertainment in excess of CHF300 / £200 must be cleared by a Business Unit Head prior to clearance by the Compliance Department.

3.3	Prohibited Behaviour

•	Soliciting for themselves, a Connected Person or for a third party anything of value from anyone in return for PAM / PIC business, service or confidential information;

•	Accepting cash from a Client, supplier or person to whom you refer business;

•	Using your position to obtain anything of value from a Client, supplier or person to whom you refer business;

•	Except as provided above, accepting anything of value from anyone outside Pictet in connection with the business of PAM / PIC.

As well as constituting a breach of this Code, any of the above prohibited behaviours may also constitute a breach of the UK Bribery Act if carried out in relation to PAM Ltd or a UK based customer, broker or supplier, and could result in a criminal conviction. Please refer to PAM’s anti-Bribery Policy for further information.

3.4	Provision of Gifts or Entertainment to certain US clients

US Clients subject to ERISA or Department of Labour legislation are generally prohibited from accepting gifts or entertainment of any description, sometimes including lunch and refreshments.

Therefore, staff should not offer gifts or entertainment to these clients. If in any doubt please check with the client or Compliance prior to offering the gift or entertainment.

Some US ERISA and Government clients have strict and complicated reporting requirements relating to the value of gifts / entertainment received or given. It is therefore extremely important that staff fully report all gifts and entertainments, and provide a fair value of the gifts and entertainment received.

3.5	Other Considerations

3.5.1	Travel to and accommodation at Entertainment Events

Employees must pay their own travel expenses and / or accommodation costs. If the provider of the entertainment has paid for the travel / accommodation costs, the member of staff should make a donation to charity for a similar sum.

3.5.2	Leave for Entertainment

The Business Unit Head must sanction leave of absence taken by staff to attend corporate hospitality events. Unless otherwise agreed, absence during working time must be taken as a holiday.

3.5.3	Christmas Charity Raffle

Christmas traditionally sees the giving of presents to / from clients and typically from brokers.

In order to ensure fairness to all members of staff and to avoid any conflict of interest, all nonperishable tangible gifts received in the Christmas period should be given to the Compliance Department irrespective of their value. Compliance will then organise a charity raffle in the new year to distribute the presents among staff.

The only exceptions to the above relate to the receipt of items that would be perishable before Christmas, which may be retained by members of staff. Such gifts must still be declared to Compliance.

Please, note that all gifts that are given to Compliance for the Christmas Charity Raffle must still be reported as set out in sections 3.2.2 or 3.2.3.

3.6	Record keeping

In accordance with FSA, SEC and FINMA record keeping requirements, Compliance will keep records of all gifts / entertainment received or provided for a period of five years.

3.7	Failure to report gifts

The failure to report the receipt of, or giving of a gift or entertainment will constitute a breach of this Code and will be recorded in the PAM / PIC breaches register. These failures will also be taken into consideration when determining staff bonuses.

3.8	US Political Contributions

The SEC has introduced the so-called “pay to play rule”, (206(4)-5) that prohibits an SEC registered investment adviser from providing advisory services for compensation to a government client for a two year period after the adviser or certain of its executives made a contribution to a public official or candidate for such office.

Therefore to prevent PAM being excluded from managing money from US public bodies, it is important that any member of staff involved in client solicitation, or a member of the Exbo does not make any US political donations to a public official or candidate for such office in excess of USD 150.-

Therefore, all Investment, BD and CRM staff and Exbo members should obtain prior approval from Compliance prior to making any US political contributions to a public official or candidate for such office.

Compliance will then require a quarterly declaration of any such contribution.

4	Dealing with personal conflicts of interest

4.1	Introduction

A conflict of interest is generally defined as a person or entity having two or more interests that are inconsistent with each other and may arise where an employee’s personal interests interfere in some way with the interests of a client, PAM / PIC, and the wider Pictet group. You should not cause Pictet or yourself to have a conflict of interest, and should be particularly sensitive to situations involving family or household members. A conflict of interest occurs when you allow any interest, activity or influence outside of Pictet to:

•	Influence your judgment when acting on behalf of Pictet;

•	Compete against Pictet in any business activity;

•	Divert business from Pictet;

•	Diminish the efficiency with which you perform your regular duties;

•	Harm or impair Pictet’s financial or professional reputation; or

•	Benefit you at the expense of Pictet.

As an employee you are not permitted to participate in any activity that causes a conflict of interest or gives the appearance of a conflict. Areas frequently involved in conflicts of interest and examples of prohibited activities are described below.

If you believe that you have or may be perceived to have a conflict of interest, you must disclose that in writing to the CCO who will keep copies of all such disclosures.

Conflicts of interest may not always be clear cut, so if you are in any doubt as to whether a conflict of interest arises, you should consult the Compliance department.

4.2	Self-Dealing

You are restricted from becoming involved in certain business dealings with Pictet. As an employee, you are prohibited from:

•

Directly or indirectly buying assets from (other than assets being offered to the public or employees generally), or selling assets to, Pictet or any account for which Pictet acts as an investment manager or adviser unless you have prior approval from the CCO;

•

Representing Pictet in any activity (whether an internal Pictet activity or a transaction between Pictet and a third party) requiring your judgment or discretion which affects a person or organisation in which you have a material interest, financial or otherwise;

•	Representing any non-Pictet company in any transaction with Pictet, which involves the exercise of discretion by either party.

4.3	Outside Business Activities

You are expected to avoid any outside interest or activity that will interfere with your duties. Generally, your outside interests or activities should not:

•	Materially encroach on the time or attention you devote to your duties;

•	Adversely affect the quality of your work;

•	Compete with Pictet’s activities;

•	Involve any significant use of Pictet’s equipment, facilities or supplies;

•	Imply Pictet’s sponsorship or support (for example, through the use of Pictet stationery for personal purposes); or

•	Adversely affect the reputation of Pictet.

4.4	Accepting Honoraria

Neither you nor any connected person may accept cash honoraria for your public speaking or writing services on Pictet’s behalf.

If a cash honorarium is tendered, you should donate it to PAM / PIC and request that it be donated to a charity of PAM / PIC’s choice. You may accept non-cash honoraria of modest value (as per gifts policy) or may accept reimbursement for related expenses.

4.5	Accepting Fiduciary Appointments

A fiduciary appointment is an appointment as an administrator, executor, guardian, custodian for a minor, trustee or managing agent. Unless you are acting on behalf of a connected person to you or you have obtained approval from the CCO, you may not accept a fiduciary or co-fiduciary appointment. If such approval is given you must ensure that your appointment does not interfere with the time and attention that is required to effect your job responsibilities.

4.6	Participating in Civic Affairs

You are encouraged to take part in charitable, educational or other civic affairs, as long as such affairs do not interfere or conflict with your responsibilities at Pictet. Please review the requirements of “Serving as an External Director or Officer” (below) as they may apply to your participation in civic affairs. You should not imply Pictet’s sponsorship or support of any outside event or organisation without the approval of a Director or ExBo member.

4.7	Serving as an External Director or Officer of a Public Company

In view of the potential conflicts of interest and the possible liability for both you and Pictet, you should be cautious when considering service as an officer, partner or director of any non-Pictet entity other than as a representative of Pictet. Before agreeing to such service, you should disclose it to the CCO and to your appropriate ExBo member.

If you are serving as an officer, or director of an external entity, you should:

•

Not attempt to influence or take part in any vote or decision that may lead to the use of a Pictet product or service by the external entity, or result in the conferring of a special benefit to Pictet by the external entity and ensure that the external entity’s records reflect your abstention;

•	Relinquish any responsibility you may have for any Pictet relationship with the external entity unless acting as a representative of Pictet;

•	Be satisfied that the external entity conducts its affairs lawfully, ethically and in accordance with prudent management and financial practices.

4.8	Participating in Political Activities

Pictet encourages you to keep informed concerning political issues. If you do participate in any political activity, you may not act as a representative of Pictet unless you are specifically authorised in writing to do so by a Director or ExBo member of PAM / PIC.

As previously stated, it is unlawful to use Pictet’s funds or assets in connection with political elections. In the US many states also restrict the use of corporate funds and assets in connection with state elections.

4.9	Giving Advice to Clients

Unless your regular duties specifically permit it, and you are qualified to do so, you may not give legal, tax or investment advice to clients.

You may be asked by a client to make a statement regarding the legal implications of a proposed transaction. If you are not authorised to give legal advice to clients, be sure that nothing you say might be interpreted as legal advice.

Please remember that PAM / PIC is not a legal or tax advisor, and cannot give such advice. Clients should be sure that nothing said or written constitutes tax or legal advice.

5	Respecting Pictet confidential information

5.1	In General

As an employee, you may have access to confidential and privileged information concerning Pictet’s clients, fellow employees and suppliers. Such access to confidentiality must be maintained and the information used only for valid business purposes. Under no circumstances may you use such information for personal gain or pass it on to any person outside Pictet, including family or friends, or even to other employees who do not need such information to perform their jobs or to provide services to or for Pictet.

5.2	News Media Communications

Fund Managers, investment professionals or other senior staff may on occasion be asked to speak to either the written or broadcast media in relation to their views on markets or sectors or to comment on specific events.

All staff who speak to the media on these occasions must adhere to Directive 49 – Communication and Events, in respect of prior approval and internal notification, as well as any internal PAM Principles that may be issued from time to time, for speaking to the Media. Staff who speak to the media on these occasions should bear in mind the contents of the Compliance Manual at all times, and in particular the requirements:

1.	Not to circulate or repeat unsubstantiated rumours

2.	Not to make any statement in relation to PAM or Pictet that is unclear, unfair or misleading

We would not normally expect any other member of staff to speak to the media, but in the event of an approach by the media, responses must only be given with the prior approval of the Group Communications department.

5.3	Information obtained from Business

You may possess confidential information about those with whom Pictet has business relations. If released, such information could have a significant effect on their operations, their business reputations or the market price of their securities. Disclosing such information could expose both you and Pictet to liability for damages.

5.4	Pictet Financial Information

Financial information about Pictet is strictly confidential, and except as required by law, regulation or approved by the Finance Officer or CCO, is not to be released to any person or organisation.

5.5	Pictet Examination Information

Regulatory examiners periodically review Pictet. Certain reports made by those regulatory agencies are the property of those agencies and are strictly confidential. Giving information from those reports to anyone not officially connected with Pictet is a violation of this Code and may be an offence. Therefore, copies of regulatory reports may only be given to third parties with the prior written consent of the CCO.

5.6	Pictet Proprietary Information

Certain non-financial information developed by Pictet (such as business plans, client lists and records, methods of doing business, employee records, models, computer software, source codes, databases and related documentation) is valuable information that is proprietary and confidential. You are not to disclose it to anyone outside Pictet or to anyone inside Pictet who does not have a need to know such information. This obligation survives your employment with Pictet. Employees are prohibited from using Pictet time, resources and assets (including its proprietary information) for personal gain. Pictet has proprietary rights in any materials, products or services that you create which relates to your work at Pictet, that use Pictet’s resources (equipment, etc.) or that are created during your regular working hours. You must disclose such materials, products or services to Pictet.

5.7	Electronic and Voice Communication Systems

E-mail, voice and other electronic communications systems provided by Pictet are intended for Pictet’s business use only. Communications made using these systems are subject to retention, review and inspection. You should not expect communications made using these systems to be treated as private and confidential. You should limit the transmission of highly sensitive information on these systems. Messages created in these systems should comply with all relevant Pictet Directives.

5.8	Information Security Systems

If you have access to Pictet’s information systems, you are responsible for taking the precautions necessary to prohibit unauthorised entry to the system. You should safeguard your passwords or other means of entry.

5.9	Computer Software

Computer software is to be used for Pictet’s business only and must be used in accordance with the terms of the licensing agreement. No copying of software is permitted except in accordance with the licensing agreement.

5.10	Inside Information

Inside information is material non-public information relating to any corporation issuing or that has issued securities. Information is considered “material” if it is important enough to affect the judgment of investors about whether to buy, sell or hold securities, or to influence the market price of the securities.

The Regulators and the Law courts have ruled that inside information about issuers must be made public before anyone possessing it can trade or recommend the purchase or sale of the securities concerned. Under law, you, Pictet and the person who receives the information could be held legally responsible for misusing insider information.

The inside information laws are complex. Employees must be extremely cautious in providing any inside information to any person outside of Pictet or in using inside information obtained at Pictet in making personal or client investment decisions.

Further details of the law relating to, and the procedures for dealing with, inside information are contained in Chapter 16 of the Compliance Manual. If you have any doubts about whether or not information is inside information or whether or how it can be used, you should consult the Compliance Department.

5.11	“Chinese Wall” Policy

To facilitate compliance with the prohibition on trading in securities while in possession of insider information, many financial services organisations, including Pictet, have adopted “Chinese Wall” policies. The Chinese Wall separates the business units or employees likely to receive insider information from the business units or employees that trade in securities or provide investment advice.

PAM / PICs Chinese Wall policy is contained in Chapter 3.4 of the Compliance Manual and in the Policies section of the PAM intranet. The policy establishes rules restricting the flow of information between Pictet London / PAM SA and other members of the Pictet Group, procedures to be used by employees to obtain information from other departments or other associated entities and procedures for reporting the receipt of material non-public information by employees.

You must know this policy, particularly if you work in an area that handles investment decisions or if you supply or might be asked to supply information to employees in such areas. Under no circumstances should you receive or pass on information that may lead to a violation of the insider trading laws, otherwise create a conflict of interest, or interfere with a legal or business obligation of Pictet.

5.12	Social Media

Regulatory requirements mandate that regulated firms have the ability to capture and archive staff’s communications with the public.

It is Pictet Group policy to prohibit staff from using social networking sites to conduct any type of firm correspondence and / or business, including but not limited to Linkedin, Facebook and Twitter.

This prohibition exists not only to preserve the integrity of Pictet Group systems, but also because Pictet is unable to capture these communications and archive them as required.

6	E-mail Retention

The SEC and FSA requires that registered Investment Advisers retain all messages (including e-mail, Bloomberg, Mindalign and SMS on Blackberries) sent by staff for 5 years. As a result, all inbound and outbound messages for PAM SA and PAM Limited staff including internal and personal messages, are retained, including those deleted by staff members.

Under both UK and Swiss data protection and secrecy laws, we are required to protect the confidentiality of personal messages. Therefore, whilst we retain all staff messages, the following procedures are in place to ensure compliance with these requirements.

1.	Only Compliance and a restricted number of Lotus Notes Administrators have access to messages, and may carry out periodic monitoring of messages as required by SEC rules, and as recommended by the FSA

2.	Where any other person needs access to messages, this will require the approval of, and supervision by Compliance. Access will only be granted for business use, which will include compliance monitoring and investigations.

3.	In all cases where access to messages is granted, Compliance and any other person reviewing messages will disregard any private messages as soon as it becomes obvious that a message is private, and will not copy or forward or use in any other way any private messages, which have no bearing on PAM’s or Pictet’s business, or any investigation being undertaken.

4.	In the event of a regulatory inspection, the SEC, and FSA inspectors are required to respect the privacy of private messages where they have no bearing on the business of PAM or Pictet.

All messages you send or receive will be retained for 5 years, including those relating to Pictet & Cie clients.

During an inspection the SEC, FINMA and FSA could ask to view any person’s messages, although the SEC should only review those mails relating to US clients, who have signed an agreement with PAM Ltd or PAM SA, and not another entity such as PIC or Pictet & Cie.

However, there are some PAM staff members such as CRM, BD, Operations and MIS, who have relationships with both SEC and non SEC clients. They will be considered as “double-hatted”. If the SEC requires the e-mail of a “double hatted” staff member, all his / her e-mails for the period requested by the SEC will have to be printed and any name / identification of non SEC clients will have to be crossed out. This process will be overseen by Compliance, and as this task will be very time consuming, the list of double hatted staff member must be as short as possible.

Measures to be taken by all PAM SA staff members:

1.	All e-mails and their attachment to non SEC clients must only contain the Simcorp code (or Avaloq / SFI) of the client and no other identifying information (e.g. name, address, e-mails, phone numbers) except if you are on the list of double-hatted staff members.

2.	If you are on a mailing list of e-mails where non SEC clients can be identified, please ask the sender:

•	to remove you from the list if you do not need this message

•	to send you only e-mails / attachments with client numbers for non SEC clients

Lists of SEC clients and double-hatted employees can be obtained from Compliance, but for the avoidance of doubt, all clients contracted with Pictet & Cie are non-SEC clients.

7	Compliance and Code of Ethics contact sheet

David Cawthrow

Chief Compliance Officer

Phone: 0044 207 847 5040

Fax: 0044 207 847 5046

Email: dcawthrow@pictet.com

London

Marc Tonnerre	Neil Picozzi

Senior Compliance Manager	Compliance Monitoring Officer

Phone: 0044 207 847 5041	Phone: 0044 207 847 5182

Email: mtonnerre@pictet.com	Email: npicozzi@pictet.com

Bhawna Panchal	Cihem Vanderpuije

Compliance Manager	Junior Compliance Monitoring Officer

Phone: 0044 207 847 5114	Phone: 0044 207 847 5181

Email: bpanchal@pictet.com	Email: cvanderpuije@pictet.com

Catherine Halpin	Christina Clarke

Compliance Manager	Junior Compliance Monitoring Officer

Phone: 0044 207 847 5042	Phone: 0044 207 847 5454

Email: chalpin@pictet.com	Email: cclarke@pictet.com

Rajvinder Dhami	Yuki Otani

Junior Compliance Manager	Compliance Manager

Phone: 0044 207 847 6415	Phone: 0044 207 847 6439

Email: rdhami@pictet.com	Email: yotani@pictet.com

Fax: 0044 207 847 5046 (confidential)

Geneva

Ijeoma Aghanya	Cyril Arlot

Senior Compliance Manager	Compliance Monitoring Officer

Phone: 0041 58 323 2053	Phone: 0041 58 323 5765

E-mail: iaghanya@pictet.com	E-mail: carlot@pictet.com

Caroline Michel-Ligeza	Frederic Crettex

Compliance Manager	Compliance Manager

Phone: 0041 58 323 3338	Phone: 0041 58 323 5781

Email: cmichelligeza@pictet.com	Email: fcrettex@pictet.com

Fax: 0041 58 323 3030 (not confidential)

8	Appendix A - Definition of Beneficial Ownership

“Beneficial ownership”, for purposes of this Code, shall be determined in accordance with the definition of “beneficial owner “ set forth in Rule 16a-1(a) under the Securities Exchange Act of 1934, as amended, i.e. a person must have a “direct or indirect pecuniary interest” to have “beneficial ownership”. Although the following list is not intended to be exhaustive, pursuant to the rule, a person is generally regarded as the beneficial owner of the following securities.

i)	securities held in the person’s own name;

ii)	securities held with another in joint tenancy, community property or other joint ownership;

iii)	securities held by a bank or broker as nominee or custodian on such person’s behalf of securities pledged as collateral for a loan;

iv)	securities held by members of the person’s immediate family sharing the same household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse (including unmarried partner), sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships);

v)	securities held by a relative not residing in the person’s home if the person is a custodian, guardian or otherwise has controlling influence over the purchase, sale or voting of such securities;

vi)	securities held by a trust in which the person is a beneficiary and has or shares the power to make purchase or sales decisions;

vii)	securities held by a trust for which the person serves as a trustee and in which the person has a pecuniary interest (including pecuniary interests by virtue of performance fees and by virtue of holdings by the person’s immediate family);

viii)	securities held by a general partnership or limited partnership in which the person is a general partner;

ix)	securities owned by a corporation in which the person has a control position or in which the person has or shares investment control over the portfolio securities (other than a registered investment company)

x)	securities in a portfolio giving the person certain performance related fees; and

xi)	securities held by another person or entity pursuant to any agreement, understanding, relationship or other arrangement giving the person any direct or indirect pecuniary interest.

9	Appendix B - Pictet Directive 8 – Operations for Own Account

1. Principal bases

•	Art. 161, Swiss Penal Code (CP)

•	Art. 321a, Code of Obligations (CO)

•	Art. 3 paragraph 2(c), Federal Banking Act (LB)

•	Art. 10 paragraph 2 and 11 paragraph 1(c), Federal Act on Securities Exchanges and Securities Trading (LBVM)

•	Note 22, Code of Conduct for Securities Dealers of the Swiss Bankers Association

•	Art. 33, Directives on the independence of financial research of the Swiss Bankers Association

•	Paragraphs 11-13, SFA (Swiss Funds Association) Code of conduct for the Swiss funds industry

•	Staff handbook of Pictet & Cie

2. Aims

The aims of this directive are:

•	to safeguard the integrity of the Bank, particularly its image and reputation, against damage arising from transactions by staff for their own account which contravene legal or ethical principles,

•	to avoid conflicts of interest arising between the Bank, its staff and clients,

•	to prevent staff from using their position or situation to gain financial advantage,

•

to protect the Bank and its staff against financial risks arising from transactions by staff for their own account of a size disproportionate to their resources or income, or which would take an inordinate amount of time to execute and monitor.

3. Scope

3.1.	This directive applies:

•	to all staff of Pictet Group entities in Switzerland and abroad, subject to paragraph 3.2 below,

•	to relatives of staff who hold an account with the Pictet Group and benefit from preferential terms, and

•	to retired staff who hold an account with the Pictet Group and benefit from preferential terms.

3.2.	Staff subject to this directive must at all times observe any more stringent provisions set down in other rules and directives which may apply to them.

3.3.	The provisions of this directive also apply to staff holding a securities portfolio outside the Bank (see paragraph 5.6).

4. Definitions

In the context of this directive, the following definitions apply:

•

“employee account” means any current account or securities portfolio held with the Pictet Group by a person falling into one of the categories in paragraph 3.1 above (and held with any third party institution for staff based in Switzerland);

•

“employee transaction” means any dealings involving securities, indices, interest-rate products, commodities, fiduciary deposits, currency (spot and forward contracts), precious metals and derivatives linked to these products, carried out by the employee for his or her own account.

5. General provisions

5.1.	Staff must not allow the management of their own affairs to cause them to neglect their duties and obligations to the Bank and its clients.

5.2.	Staff must avoid all conflicts of interest; they are prohibited in particular from obtaining a personal benefit from transactions which they are required to carry out for third parties. They must not carry out personal transactions to the detriment of a client’s order or to the securities position on the nostro account. Transactions known as “front running”, similar strategies such as “parallel running”, and the insertion of orders for the employee’s own account amongst client orders constitute a breach of the Code of conduct for securities dealers of the Swiss Bankers Association.

5.3.	Staff who are privy to privileged information (insiders) must not under any circumstances use this information or transmit it to third parties, insider dealing being considered a criminal offence under Swiss law.

5.4.	As a general rule, staff may deal in all the products which the Bank offers to its clients. The Bank reserves the right, however, to introduce limitations in relation to specific products or particular categories of staff in order to ensure that the aims of this directive are achieved in every respect.

5.5.	In the course of their personal transactions, staff must ensure that they do not incur financial risks disproportionate to their financial circumstances.

5.6.	Except in exceptional circumstances where the Head of Human Resources grants permission, the opening of a securities portfolio outside the Bank is not permitted. The opening of accounts with third party institutions is permitted, in principle, solely for everyday payments and mortgage loans.

5.7.	Unless authorised by the Head of Human Resources, employee accounts must not become overdrawn or be used as sureties or for other contingent liabilities. Where the Bank consents to an overdraft or fixed-term loan, the securities portfolio must in principle have been disposed of in advance, and may not be reconstituted until the advance has been repaid.

5.8.	In the event of any doubt concerning the acceptability of a proposed transaction, the member of staff must obtain the prior agreement of the Head of Group Compliance and Risk.

6. Specific provisions

6.1.	The transfer of securities between two accounts of one member of staff or those of his or her relatives who benefit from preferential terms is only permitted with the prior agreement of the Head of Group Compliance and Risk. All other transfers of securities are prohibited.

6.2.	Internal transactions between client and staff accounts or between staff accounts are strictly prohibited.

6.3.	The maximum number of purchase transactions allowed in a calendar month is 15, but there is no limit on the number of sales. The above conditions relating to the maximum number of transactions do not apply to staff accounts managed by the Bank or by another professional portfolio manager. The exercise of a right to purchase does not count as a transaction.

6.4.	It is forbidden to buy and sell the same security over a period of less than three trading days, except where losses have been recorded on that security. For example: a security purchased on a Thursday may only be sold, at the earliest, on Tuesday of the following week, namely the third business day following the date of the transaction. This rule applies even if there was a prior holding of the security (“last in first out” principle).

6.5	High risk transactions involving derivative instruments (options, financial futures, forward contracts, etc.) are only authorised after signature of the documents stipulated in directive no. 2 (asset management mandate and dealings in securities), and after a limit has been obtained for transactions in which a liability is incurred. Exposure not exceeding CHF 250,000 or equivalent will be authorised by the Head of Group Compliance and Risk and by the Head of Human Resources. Beyond this threshold, approval by the Partners is required.

The signing of these documents grants the Accounting Risks Control Department access to the accounts in question.

6.6.	Financial analysts may not invest in the securities of companies which they track regularly and in respect of which they publish recommendations outside the Bank. Additionally, they must comply with current regulations, notably with the Directives on the independence of financial research of the Swiss Bankers Association, and with Directive no. 56 (financial research).

6.7.	As result of their work, Sales/brokerage staff are often privy to information regarding stock market orders placed by clients and on clients’ investment strategies. The use or disclosure of such information is strictly prohibited.

6.8.	Portfolio managers are particularly open to potential conflicts of interest. Consequently, they must pay particular attention to the regulations concerning equality of treatment for clients, operations known as “front running” or based on similar strategies and the use of information derived from financial research or from their clients.

6.9.	Subscriptions to IPOs (initial public offerings), and to secondary or convertible issues are strictly prohibited on staff accounts. This prohibition applies equally to the managed portfolios of staff.

6.10.	Subscriptions to private placements are authorised on staff accounts provided that the requirements of clients across the Pictet group (including collective investment funds) have been met in full. They must not, in any event, constitute an oversubscription in relation to the value of the portfolio. Orders must always precede the date of allotment.

6.11.	In all other respects, stock exchange transactions are subject to Directive no. 13 (stock exchange transactions).

7. Organisation and responsibility

7.1.	The Head of Group Compliance and Risk will ensure that this directive is observed, particularly by regular ex-post monitoring of staff transactions.

7.2.	The Accounting Risks Control Department will monitor transactions on derivatives in the same way as it does for clients.

7.3.	Any breach of this directive will be reported to the Head of Group Compliance and Risk and to the Head of Human Resources who will rule on the matter if necessary, after having consulted with the staff member concerned and the latter’s line manager.

7.4.	Failure to observe this directive is considered to constitute serious professional misconduct and may ultimately result in dismissal.

8. Final provisions

8.1.	This directive revokes and replaces all earlier and inconsistent provisions, including in particular all local versions of this directive. The staff handbooks and compliance manuals have been revised accordingly.

8.2.	This updated version comes into effect immediately on the date of publication.